Exhibit 99.1
TRANSACT TECHNOLOGIES REPORTS PRELIMINARY 2019
THIRD QUARTER RESULTS

2019 Third Quarter Net Sales of $11.7 Million and Quarterly
Gross Margin of 47.5%; Quarterly EPS of $0.05

BOHA!-Related Recurring Revenue Increases 91% on a Quarterly Sequential Basis

Hamden, CT – November 6, 2019 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”), a global leader in software-driven technology and printing solutions for high-growth markets, today reported preliminary operating results for the quarter ended September 30, 2019.

As disclosed by the Company in a filing with the Securities and Exchange Commission on November 6, 2019, the Company has identified control deficiencies that management has determined to represent material weaknesses in the Company’s internal control over financial reporting as of December 31, 2018.  As a result, management reconsidered its original conclusion regarding the effectiveness of its internal control over financial reporting as of December 31, 2018 and determined that material weaknesses existed as of such time.  This reassessment and conclusion was reached following an inspection relating to the audit by the Company’s independent registered public accounting firm of the Company’s December 31, 2018 consolidated financial statements and internal control over financial reporting, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”), and a related internal review by the accounting firm.  The Company has disclosed that Management’s Report on Internal Control Over Financial Reporting included in Item 9A of the 2018 Form 10-K, and the accounting firm’s opinion relating to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018 included in the 2018 Form 10-K, should no longer be relied upon.
Upon completion of additional procedures, the Company expects to finalize the operating results for the quarter ended September 30, 2019 and file the related Form 10-Q, and file the necessary amendment to its previously filed 2018 Form 10-K.  The Company has determined to issue these results in preliminary form subject to the completion of such procedures.  The accounting firm has not withdrawn its opinion on the Company’s consolidated financial statements included in the 2018 Form 10-K. The Company cannot provide any assurance that the information contained in this preliminary release will not change upon completion of the procedures.

Summary of Preliminary 2019 Q3 Results
(In millions, except per share and percentage data)

	Three Months Ended September 30,
	2019	2018
Net sales	$11.7	$15.8
Gross profit	$5.5	$8.0
Gross margin	47.5%	50.5%
Operating income	$0.3	$3.2
Net income	$0.4	$2.6
Net income per diluted share	$0.05	$0.33

Non-GAAP(1):
EBITDA	$0.5	$3.4
Adjusted EBITDA	$0.7	$3.6

(1)
A reconciliation of each non-GAAP financial measure to the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure is included in this release. See “Non-GAAP Financial Measures” below for a discussion of these metrics.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, “During the 2019 third quarter, TransAct continued the significant transition in the focus of our business to execute on the very large Restaurant Solutions market opportunity that our BOHA! products provides, including recurring software subscription, maintenance and service contracts and label sales and also sales of our purpose-built BOHA! hardware. While our 2019 third quarter results reflect the ongoing transition in our business, including the impact from our decision to exit certain legacy businesses as well as the impact from several large casino and gaming orders in last year’s third quarter that did not repeat, we are achieving notable progress with the roll-out of the BOHA! ecosystem.  This success includes a ten-fold year-over-year increase in BOHA!-related SaaS revenue and an approximate three-fold year-over-year increase in restaurant solutions recurring revenue. Importantly, we generated growth in restaurant solutions net sales as well as significant growth in BOHA! label sales and service contracts that are reported in our TransAct Services Group (“TSG”) unit.

“Over the last three months, we have secured two new agreements for the BOHA! ecosystem which include one of our BOHA! SaaS-based apps and the TransAct Enterprise Management System, both of which helped grow our base of recurring revenue, as well as upfront sales of the BOHA! Terminal. These new wins highlight the wide variety of customers the unique BOHA! ecosystem can address and the significant potential of our solution to generate attractive levels of recurring revenue for TransAct. A large corporate customer approved the sale of BOHA! into its more than 1,000 fast food franchise locations across Canada, with active sales initiatives for the solution to franchisees now underway. We expect this three-year contract to yield average annual recurring revenue per unit of $275, and with the customer’s ongoing evaluation of five additional apps and two additional hardware solutions, recurring revenue from this customer could rise over time. We also reached an agreement to deploy BOHA! across a domestic regional food service operator’s 45 locations, 30 of which are expected to go live over the next 12 months. This agreement should yield annual recurring revenue of $2,500 per unit. As existing customers roll out BOHA! and integrate the solution, we have received feedback that it is bringing efficiencies to their businesses and simplifying their back-of-house operations. As a solution designed to lower labor costs, make restaurant and food service providers more efficient and productive and improve food usage, BOHA! is ideally positioned to aid restaurant and food service operators of all sizes as they offset rising wages and increased food costs.

“The commercialization of our BOHA! suite of apps and hardware solutions is gaining momentum, with restaurant solutions recurring revenue nearly tripling in the 2019 third quarter compared to the prior-year period and nearly doubling over the 2019 second quarter. In addition, one of our earlier adopters of BOHA! has already indicated that they are reviewing the potential to significantly increase the number of BOHA! installations from the originally agreed to level. We also saw our engagements with potential new customers rise in the 2019 third quarter. This early success in both deploying BOHA! solutions with current customers and generating new sales leads and trial activity with potential new customers continues to give us a high level of confidence that TransAct can successfully execute on what we believe is a total addressable market opportunity that will potentially exceed $1 billion.

“Our market-leading casino and gaming printer business remains a foundation for our long-term success and at the Global Gaming Expo in Las Vegas we announced an exciting new partnership with Acres 4.0 that will greatly improve the power of our Epicentral solution by opening up new real-time access to gaming floor data. As with the second quarter of 2019, we again saw the year-over-year comparability of our 2019 third quarter results impacted by several large orders that did not repeat. However, our interactions with customers at the Global Gaming Expo leads us to believe that the casino and gaming business remains stable and we expect to continue to benefit from this key market that supports our efforts to continue to ramp up our BOHA! business.

“As we look to the end of this year and in to 2020, we remain confident that BOHA! is on pace to become our largest-ever revenue generating opportunity. Our focus is on driving near- and long-term success for BOHA!, as we are determined to leverage our position in this emerging market to grow our business and create significant long-term value for our shareholders.”

Review of Preliminary Balance Sheet and Capital Return Initiatives
At September 30, 2019, TransAct had approximately $1.2 million of cash and cash equivalents and no debt. During the 2019 third quarter, the Company paid a dividend to common shareholders of $0.09 per share, which resulted in a return of capital of approximately $0.7 million for the quarter. TransAct made no share repurchases during the 2019 third quarter and has approximately $3.0 million remaining under its $5.0 million share repurchase authorization.

Steve DeMartino, President and Chief Financial Officer of TransAct, added, “Continued growth in software subscription and label sales in the 2019 third quarter highlight the ongoing results of our investment in the rollout of BOHA! and the transformation of TransAct’s business model towards SaaS-based software and sales of consumable products and service offerings that generate recurring revenues. Our sales pipeline of customer prospects for BOHA! continues to grow as well, and we believe that 2020 will mark an inflection point in our business as BOHA! begins to take hold and drive long-term growth and shareholder value.”

Summary of Preliminary 2019 Third Quarter Operating Results
On a preliminary basis, TransAct generated 2019 third quarter net sales of $11.7 million compared with 2018 third quarter net sales of $15.8 million. Restaurant solutions net sales were $1.4 million in the 2019 third quarter compared to $1.3 million in the 2018 third quarter reflecting both higher hardware and software subscription sales. The Company recorded an approximate 91% sequential quarterly increase and a 279% year-over-year increase in restaurant solutions recurring revenue in the 2019 third quarter, which includes software subscription revenue (recorded in the restaurant solutions unit along with BOHA! hardware sales) and service contract revenue and label sales (recorded in the TSG unit). Casino and gaming net sales in the 2019 third quarter were $5.1 million compared to $8.3 million in the prior-year period. Domestic casino and gaming sales declined 50% in the 2019 third quarter as the prior-year period included a large replacement printer order from a large corporate customer that did not repeat and higher order levels from a single OEM that did not repeat at similar levels in the 2019 third quarter. International casino and gaming sales declined 12% in the 2019 third quarter compared to the prior-year period, as higher sales to the Company’s Australian and Asian distributors were more than offset by significantly lower order levels from a single OEM in Europe compared to the prior year. POS automation and banking net sales decreased $0.4 million year over year to $1.5 million in the 2019 third quarter reflecting lower Ithaca 9000 POS printer sales to McDonald’s. Lottery printer net sales were $95 thousand in the 2019 third quarter compared to $655 thousand in the 2018 third quarter. Printrex net sales were $296 thousand in the 2019 third quarter compared to $451 thousand in the prior-year period, while TSG generated net sales of $3.3 million in the 2019 third quarter compared to $3.2 million in the 2018 third quarter, inclusive of the BOHA! label sales and service contract sales noted above.

Third quarter 2019 gross margin was 47.5% compared to 50.5% in the 2018 third quarter. Gross profit in the 2019 third quarter was $5.5 million compared to $8.0 million on lower net sales in the 2019 third quarter, particularly due to lower sales of casino printers year over year.

Total operating expenses in the 2019 third quarter of $5.2 million were up 9% compared to the 2018 third quarter, as a decline in engineering expenses was more than offset by higher general and administrative expenses and higher sales and marketing expenses.

TransAct generated operating income of $312 thousand, or 2.7% of net sales, in the 2019 third quarter compared to $3.2 million, or 20.3% of net sales, in the 2018 third quarter. Net income in the 2019 third quarter was $384 thousand, or $0.05 per diluted share, compared to net income of $2.6 million, or $0.33 per diluted share, in the prior-year period.

2019 Third Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, November 6, 2019, beginning at 4:30 p.m. ET to discuss the Company’s preliminary 2019 third quarter results and other matters. Both the call and the webcast are open to the general public. The conference call number is 678-825-8259 and the conference ID number is 29895666 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”). Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct is providing certain non-GAAP financial measures because the Company believes that these measures are helpful to investors and others in assessing the ongoing nature of what the Company’s management views as TransAct’s core operations. The Company believes that the non-GAAP financial measures of EBITDA and adjusted EBITDA provide relevant and useful information that is widely used by analysts, investors and competitors in the Company’s markets as well as by the Company’s management in assessing the Company’s performance. The Company uses these non-GAAP financial measures internally to focus management on the results of the Company’s core business. The presentation of this non-GAAP information is not considered superior to or a substitute for, and should be read in conjunction with, the financial information prepared in accordance with GAAP.

EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization and is adjusted for share-based compensation. The Company adjusts EBITDA for share-based compensation because the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization. A reconciliation of adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

EBITDA and adjusted EBITDA provide the Company with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. EBITDA and adjusted EBITDA may be useful to an investor in evaluating the Company’s operating performance because these measures are: (i) widely used by investors to measure a company’s operating performance without regard to non-recurring items excluded from the calculation of such measure; (ii) used as financial measurements by lenders and other parties to evaluate creditworthiness; and (iii) used by the Company’s management for various purposes including strategic planning and forecasting, assessing financial performance and paying incentive compensation.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including restaurant solutions, POS automation, casino and gaming, lottery, and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the BOHA!™, AccuDate™, EPICENTRAL®, Epic®, Ithaca®, and Printrex® brands. TransAct has sold over 3.3 million printers and terminals around the world and is committed to providing world-class software, service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

Cautionary Statement Regarding Preliminary Financial Information
The Company has prepared the preliminary financial information set forth above on a materially consistent basis with its historical financial information and in good faith based upon its internal reporting as of and for the three months ended September 30, 2019. This financial information is preliminary and is thus inherently uncertain and subject to change as the Company finalizes its financial results and related reviews for the three months ended September 30, 2019. During the course of the preparation of the Company’s consolidated financial statements and related notes as of and for the three months ended September 30, 2019, the Company may identify items that could cause its final reported results to be materially different from the preliminary financial information set forth above.  As a result, there can be no assurance that the Company’s final results for this period will not differ from the preliminary financial information.

This preliminary financial information should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP. In addition, this preliminary financial information for the three months ended September 30, 2019 is not necessarily indicative of the results to be achieved for the remainder of 2019 or any future period. This preliminary financial information has been prepared by and is the responsibility of management. In addition, the preliminary financial information presented above has not been audited, reviewed, or compiled by the Company’s independent registered public accounting firm. Accordingly, the Company’s independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, this information.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", or "continue", or the negative thereof, or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; our dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our line of restaurant solutions products driving increased adoption by customers; increased product costs or reduced customer demand for our products due to changes in U.S. policy that may result in trade wars or tariffs; our ability to successfully transition our business towards the sale of software products on a SaaS subscription basis; the effect on global economic conditions, financial markets and our business from the United Kingdom’s potential withdrawal from the European Union; risks associated with the review and finalization of the Company’s third quarter 2019 and historical consolidated financial statements, and the related report of the Company’s independent registered public accounting firm contained in the 2018 Form 10-K on the Company’s 2018 consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting; and other risk factors detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the time of issuance of this press release, and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances, except as required by applicable law.

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Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

- Financial tables follow –

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Preliminary and Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$11,686	$15,838	$34,586	$42,832
Cost of sales	6,140	7,834	17,250	21,975
Gross profit	5,546	8,004	17,336	20,857

Operating expenses:
Engineering, design and product development	1,048	1,106	3,328	3,510
Selling and marketing	1,947	1,798	5,890	5,450
General and administrative	2,239	1,888	6,720	6,211
	5,234	4,792	15,938	15,171
Operating income	312	3,212	1,398	5,686

Interest and other expense:
Interest, net	-	(7)	(13)	(21)
Other, net	(71)	(50)	(123)	(137)
	(71)	(57)	(136)	(158)

Income before income taxes	241	3,155	1,262	5,528
Income tax provision (benefit)	(143)	581	(54)	1,064
Net income	$384	$2,574	$1,316	$4,464

Net income per common share:
Basic	$0.05	$0.35	$0.18	$0.60
Diluted	$0.05	$0.33	$0.17	$0.57

Shares used in per share calculation:
Basic	7,470	7,413	7,464	7,449
Diluted	7,753	7,758	7,658	7,774

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:

	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2019	2018	2019	2018
Restaurant solutions	$1,382	$1,318	$3,140	$3,622
POS automation and banking	1,514	1,933	4,435	5,901
Casino and gaming	5,074	8,267	16,188	21,274
Lottery	95	655	926	1,771
Printrex	296	451	923	1,062
TransAct Services Group	3,325	3,214	8,974	9,202
Total net sales	$11,686	$15,838	$34,586	$42,832

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Preliminary and Unaudited)
	September 30,	December 31,
(In thousands)	2019	2018
Assets:
Current assets:
Cash and cash equivalents	$1,207	$4,691
Accounts receivable, net	8,350	8,025
Notes receivable	1,006	-
Inventories, net	12,643	12,835
Other current assets	2,046	1,486
Total current assets	25,252	27,037

Fixed assets, net	2,578	2,272
Right of use assets, net	3,055	-
Goodwill	2,621	2,621
Deferred tax assets	2,311	2,198
Intangible assets, net	910	797
Other assets	31	31
	11,506	7,919
Total assets	$36,758	$34,956

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$2,641	$3,483
Accrued liabilities	2,696	2,765
Lease liability	932	-
Deferred revenue	517	384
Total current liabilities	6,786	6,632

Deferred revenue, net of current portion	190	265
Lease liability, net of current portion	2,329	-
Deferred rent, net of current portion	-	250
Other liabilities	170	242
	2,689	757
Total liabilities	9,475	7,389

Shareholders’ equity:
Common stock	115	115
Additional paid-in capital	32,474	32,129
Retained earnings	26,820	27,515
Accumulated other comprehensive loss, net of tax	(16)	(82)
Treasury stock, at cost	(32,110)	(32,110)
Total shareholders’ equity	27,283	27,567
Total liabilities and shareholders’ equity	$36,758	$34,956

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Preliminary and Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2019	2018	2019	2018
Net income	$384	$2,574	$1,316	$4,464

Interest expense, net	-	7	13	21
Income tax provision (benefit)	(143)	581	(54)	1,064
Depreciation and amortization	259	259	747	739

EBITDA	500	3,421	2,022	6,288

Share-based compensation expense	173	187	559	524

Adjusted EBITDA	$673	$3,608	$2,581	$6,812